Exhibit 99.2

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(amounts in thousands, except share data)

	Kodiak			Kodiak
	Oil & Gas	Pro Forma		Oil & Gas
	Historical	Adjustments		Pro Forma
Current Assets
Cash and cash equivalents	$78,641	$(4,100	)(b)	$74,541
Accounts receivable
Trade	18,049	—		18,049
Accrued sales revenues	11,952	2,700	(a)	14,652
Commodity price risk management asset	4,978	—		4,978
Inventory, prepaid expenses and other	20,002	944	(a)	20,946

Total Current Assets	133,622	(456)		133,166

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	325,190	119,628	(a)	444,818
Unproved oil and gas properties	184,766	108,477	(a)	293,243
Wells in progress	71,578	17,384	(a)	88,962
Equipment and facilities	4,367	—		4,367
Less-accumulated depletion, depreciation, amortization, accretion and writedowns	(118,732)	—		(118,732)
Net oil and gas properties	467,169	245,489		712,658

Cash held in escrow	17,671	(17,671	)(c)	—
Commodity price risk management asset	4,788	—		4,788
Property and equipment, net of accumulated depreciation of $522 at September 30, 2011 and $377 at December 31, 2010	1,100	—		1,100
Deferred financing costs, net of amortization of $677 at September 30, 2011 and $83 at December 31, 2010	2,970	4,100	(b)	7,070

Total Assets	$627,320	$231,462		$858,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$53,615	$575	(a), (d)	$54,190
Commodity price risk management liability	—	—		—
Total Current Liabilities	53,615	575		54,190

Noncurrent Liabilities
Long term debt	55,000	230,542	(e)	285,542
Commodity price risk management liability	—	—		—
Asset retirement obligations	2,556	545	(a), (f)	3,101
Total Noncurrent Liabilities	57,556	231,087		288,643

Total Liabilities	111,171	231,662		342,833

Commitments and Contingencies

Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 209,331,439 shares as of September 30, 2011 and 178,168,205 shares as of December 31, 2010	586,784	—		586,784
Accumulated deficit	(70,635)	(200	)(d)	(70,835)
Total Stockholders’ Equity	516,149	(200)		515,949

Total Liabilities and Stockholders’ Equity	$627,320	$231,462		$858,782

(a)	To record the pro forma allocation of the preliminary purchase price of the acquisition.
(b)	To record cash utilized for origination fees and related loan closing costs associated with increasing and amending the existing credit facilities and the related deferred asset.
(c)	To record cash released from escrow that was credited to the purchase price at the closing of the acquisition.
(d)	To record estimated acquisition costs.
(e)	To record long term financing on utilization of the credit facilities.
(f)	To record asset retirement obligations.

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(amounts in thousands, except share data)

	Kodiak				Kodiak
	Oil & Gas		Pro Forma		Oil & Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues
Oil sales	$62,588	$19,081	$—		$81,669
Gas sales	2,387	557	—		2,944
Total revenues	64,975	19,638	—		84,613

Operating expenses
Oil and gas production	13,512	2,907	—		16,419
Depletion, depreciation, amortization and accretion	15,054	—	4,500	(b)	19,554
General and administrative	13,069	—	—		13,069
Total expenses	41,635	2,907	4,500		49,042

Operating income	23,340	16,731	(4,500)		35,571

Other income (expense)
Gain (loss) on commodity price risk management activities	13,968	—	—		13,968
Interest income (expense), net	(598)	—	(800	)(c)	(1,398)
Other income	920	—	—		920
Total other income (expense)	14,290	—	(800)		13,490

Net income (loss)	$37,630	$16,731	$(5,300)		$49,061

Earnings per common share:
Basic	$0.20				$0.26
Diluted	$0.20				$0.26

Weighted average common shares outstanding:
Basic	186,891,361		—		186,891,361
Diluted	189,951,979		—		189,951,979

(a)	Operating revenues and direct operating expenses of the Oil and Gas Properties Acquired for the nine months ended September 30, 2011.
(b)	To record additional depletion, depreciation, amortization and accretion expense.
(c)

To record incremental interest expense on acquisition financing and record amortization expense of the origination fees associated with obtaining the financing.  Interest expense of approximately $7.1 million was capitalized.

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.           BASIS OF PRESENTATION

On September 27, 2011, Kodiak Oil & Gas Corp. and its subsidiary (the “Company” or the “Buyer”) entered into a definitive purchase and sale agreement (the “Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller”) for its interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the “Oil and Gas Properties Acquired”).  The aggregate purchase price for the Oil and Gas Properties was approximately $235.6 million, subject to purchase price adjustments calculated as of October 28, 2011 (“Closing Date”).  The effective date for the acquisition of the Oil and Gas Properties Acquired is August 1, 2011 (the “Effective Date”).

In conjunction with the closing of the acquisition, the Company amended and restated its Credit Agreement and its Second Lien Credit Agreement.  The borrowing base under the Amended and Restated Credit Agreement was increased from $110.0 million to $225.0 million and the initial commitment under the Amended and Restated Second Lien Credit Agreement was increased from $55.0 million to $100.0 million.  The Company used the initial cash deposit held in escrow of $17.7 million and the additional $45.0 million from the Amended and Restated Second Lien Credit Agreement and $185.5 million from its Amended and Restated Credit Agreement to close the acquisition of the Oil and Gas Properties Acquired.

The unaudited pro forma condensed balance sheet presents the acquisition of the Oil and Gas Properties Acquired as if the acquisition had occurred on September 30, 2011 and the pro forma unaudited statement of operations presents the acquisition as if it had occurred on January 1, 2010. The adjustments to the pro forma unaudited statement of operations also assumes the acquisition had occurred on January 1, 2010. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, our Annual Report on Form 10-K for the year ended December 31, 2010, and the Statement of Operating Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. for the years ended December 31, 2010 and December 31, 2009 and the nine months ended September 30, 2011 (unaudited) and September 30, 2010 (unaudited).

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the acquisition of the Oil and Gas Properties Acquired as if the acquisition and related financing had occurred as of September 30, 2011 for purposes of the pro forma balance sheet and as of January 1, 2010 for purposes of the pro forma statement of operations.  Additionally, the Company records acquisition costs to general and administrative expenses.  Acquisition costs of approximately $100,000 were incurred through September 30, 2011.

The following purchase price allocation is preliminary and includes significant use of estimates. This preliminary allocation is based on information that was available to management at the time these financial statements were prepared. Management has not yet had the opportunity to complete its assessment of the fair values of the assets acquired and liabilities assumed. Accordingly, the allocation will change as additional information becomes available and is assessed by the Company, and the impact of such changes may be material.

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed (in thousands):

Purchase Price	October 28, 2011
Consideration Given
Cash	$17,671
Cash from Credit Facilities	230,542

Total consideration given	$248,213

Preliminary Allocation of Purchase Price
Proved oil and gas properties	$119,628
Unproved oil and gas properties	108,477
Wells in progress	17,384
Total fair value of oil and gas properties acquired	245,489

Working capital	$3,269
Asset retirement obligation	(545)

Net assets acquired	$248,213

Working capital acquired was estimated as follows:
Accounts receivable	2,700
Prepaid drilling costs	754
Crude oil inventory	190
Suspense payable	(375)

Total working capital	$3,269

2.           PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED BALANCE SHEET

a. Record the pro forma allocation of the preliminary purchase price of the acquisition to the acquired assets and liabilities based on the initial fair values, pending completion of the Company’s valuation analysis;

b. Record cash utilized for origination fees and related loan closing costs with increasing and amending the existing credit facility and record the related asset of $4.1 million;

c. To record cash released from escrow that was credited to the purchase price at the closing of the acquisition of $17.7 million;

d. Record estimated acquisition costs (attorney, accountant and consulting fees) of $200,000.  Acquisition costs incurred through September 30, 2011 were approximately $100,000 and are recorded in the statement of operations within the general and administrative expenses line item of Kodiak Oil and Gas Historical;

e. Record long term finance utilization consisting of the credit facilities of $230.5 million;

f. Record asset retirement obligations assumed to preliminary estimate of fair value.

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.           PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

a. Operating revenues and direct operating expenses of the Oil and Gas Properties Acquired for the nine months ended September 30, 2011;

b. Record additional depletion, depreciation, amortization and accretion expense attributable to the preliminary purchase price allocation;

c. Record incremental interest expense on acquisition financing, using its amended and restated Credit Agreement and its Second Lien Credit Agreement.  Borrowings of $185.5 million were utilized on the amended and restated Credit Agreement and $45.0 million on the Second Lien Credit Agreement using their interest rates of 3.00% and 9.50%, respectively.   Additionally, to record amortization expense of the origination fees and related closing costs associated with obtaining financing for the acquisition.  Interest expense of $7.1 million was capitalized and amortization expense of $800,000 was recorded.